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CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
Lowe's Companies, Inc. and Subsidiary Companies
Dollars in Thousands                                                  For the nine months ended October 31
                                                                      ____________________________________
                                                                              1994            1993
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
Cash Flows From Operating Activities:
     Net Earnings                                                              177295          106053
     Adjustments to Reconcile Net Earnings to Net Cash
       Provided By Operating Activities:
         Depreciation                                                           78824           58394
         Amortization of Original Issue Discount                                 2399               0
         Increase (Decrease) in Deferred Income Taxes                            8425           -3821
         Loss on Disposition/Writedown of Fixed and Other Assets                 3635            8397
         Decrease (Increase) in Operating Assets:
           Accounts Receivable - Net                                          -112625          -21283
           Merchandise Inventory                                              -186308         -235056
           Other Operating Assets                                               28895           -1748
         Increase (Decrease) in Operating Liabilities:
           Accounts Payable                                                    129853           56944
           Employee Retirement Plans                                            30503           26214
           Accrued Store Restructuring                                          -7281          -10138
           Other Operating Liabilities                                          53968           30118
     Net Cash Provided by Operating Activities                                 207583           14074

Cash Flows from Investing Activities:
     Decrease (Increase) in Investment Assets:
       Short-Term Investments                                                 -212043          -88310
       Purchases of Long-Term Investments                                      -19519          -36456
       Proceeds from Sale/Maturity of Long-Term Investments                     15304            6103
       Other Long-Term Assets                                                   -2358             455
     Fixed Assets Acquired                                                    -257578         -224474
     Proceeds from the Sale of Fixed and Other Long-Term Assets                 11640           21248
     Net Cash Used in Investing Activities                                    -464554         -321434

Cash Flows from Financing Activities:
  Sources:
     Long-Term Debt Borrowings                                                    500          281915
     Net (Decrease) Increase in Short-Term Borrowings                            -363            6444
     Net Proceeds from Issuance of Common Stock                                315814
     Stock Options Exercised                                                      961             854
     Total Financing Sources                                                   316912          289213

  Uses:
     Repayment of Long-term Debt                                               -39086           -4177
     Cash Dividend Payments                                                    -20257          -17656
     Common Stock Purchased for Retirement                                        -79
     Total Financing Uses                                                      -59422          -21833
     Net Cash Provided by Financing Activities                                 257490          267380

  Net Increase (Decrease) in Cash and Cash Equivalents                            519          -39980
  Cash and Cash Equivalents, Beginning of Period                                73253           48949
  Cash and Cash Equivalents, End of Period                                      73772            8969










See accompanying notes to consolidated condensed financial statements.

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